Exhibit 5.3

[Letterhead of Kutak Rock LLP]

September 26, 2014

Summit Materials, LLC

Summit Materials Finance Corp.

1550 Wynkoop Street, 3rd Floor

Denver, CO 80202

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special Kansas counsel to Hamm, Inc., a Kansas corporation, N. R. Hamm Contractor, LLC, a Kansas limited liability company, N. R. Hamm Quarry, LLC, a Kansas limited liability company, and Cornejo & Sons, L.L.C., a Kansas limited liability company (each individually, a “Kansas Guarantor” and collectively, the “Kansas Guarantors”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by Summit Materials, LLC, a Delaware limited liability company (the “Issuer”), Summit Materials Finance Corp., a Delaware corporation (together with the Issuer, the “Issuers”), the Kansas Guarantors and certain other guarantors named therein (collectively with the Kansas Guarantors, the “Guarantors”) with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Act”), and the rules and regulations under the Act. The Registration Statement relates to the registration under the Act of up to $115,000,000 aggregate principal amount of the Issuers’ 10 1⁄2% Senior Notes due 2020 to be issued in connection with the pending transaction (the “Exchange Notes”) and the guarantees of the Exchange Notes by the Guarantors (the “Exchange Guarantees”).

The Exchange Notes and the Exchange Guarantees are to be offered in exchange for the Issuers’ outstanding $115,000,000 aggregate principal amount of 10 1⁄2% Senior Notes due 2020 that were issued on September 8, 2014 (the “Initial Notes”) and the guarantees of the Initial Notes by the Guarantors. The Exchange Notes and the Exchange Guarantees will be issued by the Issuers and the Guarantors in accordance with the terms of the Indenture dated as of January 30, 2012, as amended by the first supplemental indenture dated as of March 13, 2012, the second supplemental indenture dated as of January 17, 2014, the third supplemental indenture dated as of February 21, 2014, the fourth supplemental indenture dated as of July 30, 2014, the fifth supplemental indenture dated as of September 2, 2014, and the sixth supplemental indenture dated as of September 8, 2014 (as amended, the “Indenture”), by and among the Issuers, the Guarantors and Wilmington Trust, National Association, as trustee (the “Trustee”).

In connection with this opinion, we have examined the originals or copies, certified to our satisfaction, of the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement (collectively, the “Documents”), and of the Kansas Guarantors’ enabling resolutions, each dated September 2, 2014 (the “Enabling Resolutions”). We also have examined such other records, agreements, documents and other instruments and have made such other investigations as we have deemed

September 26, 2014

relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Issuers and the Kansas Guarantors.

We have not made or undertaken to make any investigation as to factual matters or as to the accuracy or completeness of any representation, warranty, data or any other information, whether written or oral, that may have been made by or on behalf of the parties to the Documents or otherwise.

In rendering this opinion, we have assumed, without investigation, verification or inquiry, (a) the genuineness of all signatures, (b) the authenticity of all documents submitted to us as originals, (c) the legal capacity of natural persons executing such documents, (d) the authenticity and conformity to original documents of documents submitted to us as certified photostatic, facsimile or electronically transmitted copies, (e) the completeness and accuracy of all corporate records provided to us, and (f) that the Enabling Resolutions of each of the Kansas Guarantors are in full force and effect and have not been amended, rescinded or superseded.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the following opinion:

1.	The Indenture has been duly authorized, executed and delivered by each of the Kansas Guarantors.

2.	Each of the Kansas Guarantors has duly authorized its Exchange Guarantee.

3.	The execution and delivery of the Indenture, and the issuance of the Exchange Guarantees, by the Kansas Guarantors and the performance by the Kansas Guarantors of their respective obligations thereunder do not violate any Kansas law, rule or regulation or administrative or court decree applicable to such Kansas Guarantor.

The opinions set forth herein are limited to matters governed by the laws of the State of Kansas, and we express no opinion with regard to any matter which may be governed by the law of any other jurisdiction, including the laws of the United States. Our opinions herein contained are subject to the following qualifications and limitations:

A.	We express no opinion as to the validity or enforceability of any provision in the Documents. We express no opinion as to any choice of law or choice of judicial forum provisions contained in any of the Documents.

B.	We express no opinion with respect to any state or federal securities laws, rules or regulations or any “blue sky” laws, rules or regulations, including, without limitation, the Act, the Securities Act of 1934, as amended, and the Investment Company Act of 1940, as amended, in connection with any Document or the offering, sale or issuance of the Exchange Notes. We express no opinion with regard to the tax effect or tax implication of any provision of the Documents or the interest on the Exchange Notes.

September 26, 2014

This opinion covers only the specific issues regarding the transaction that are expressly described in this letter and no additional opinions should be implied or inferred with respect to any other aspects of the transaction.

Our opinions are intended to apply only to those facts and circumstances that exist as of the date hereof, and we assume no obligation or responsibility to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention, any changes in laws that may hereafter occur, or to inform the addressee or any other party of any change in circumstances occurring after the date of this opinion that would alter the opinions rendered herein.

This opinion shall not be construed as or deemed to be a guaranty or insuring agreement that a court considering such matters would not rule in a manner contrary to the opinions set forth herein.

We consent to the use of our name in the Registration Statement and in the prospectus in the Registration Statement as it appears in the caption “Legal Matters” and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons who are considered “experts” within the meaning of Section 11 of the Act or whose consent is required by the Act or by the rules and regulations under the Act. We consent to the reliance on this opinion by Simpson Thacher & Bartlett LLP for purposes of their opinion to you and filed as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Kutak Rock LLP